Exhibit 99.1

Rhinebeck Bancorp, MHC Reports Results for the Quarter and Year Ended December 31, 2018

News provided by

Rhinebeck Bancorp, Inc.

Poughkeepsie, New York., February 7, 2019 /PRNewswire/ -- On January 16, 2019, Rhinebeck Bancorp, Inc., (NASDAQ: RBKB) became the holding company for Rhinebeck Bank (the “Bank”), when it closed its stock offering in connection with the completion of the reorganization of the Bank and Rhinebeck Bancorp, MHC (the “Company”) into a two-tier mutual holding company form of organization. Rhinebeck Bancorp, Inc. sold 4,787,315 shares of common stock at a price of $10.00 per share, for net proceeds of $46.2 million, and issued 6,345,975 shares to the Company in exchange for its interest in the Bank in the subscription offering. The consolidated financial results contained herein reflect the consolidated accounts of the Company and the Bank at the quarter and year ended December 31, 2018.

The Company reported net income of $4.4 million for the year ended December 31, 2018 as compared to $3.0 million for the year ended December 31, 2017. The results represent an increase of $1.4 million, or 45.1%, year over year.  Total assets were $882.4 million at December 31, 2018, an increase of $140.3 million, or 18.9%, from December 31, 2017.  Net loans increased $112.2 million, funded primarily by an increase in deposits of $34.3 million, FHLB borrowings of $16.7 million, and subscription offering proceeds of $79.1 million.

Michael J. Quinn, President and Chief Executive Officer, said “I am pleased to report improved earnings performance during 2018 with our return on average assets hitting 0.55%, up from 0.41% in 2017. This was accompanied by strong asset and loan growth of $140.3 million and $112.2 million, respectively. I thank our customers, our employees and the communities we serve for their impact in achieving this performance.”

Fourth Quarter Earnings

Net income totaled $1.2 million for the quarter ended December 31, 2018 as compared to the $1.2 million loss for the quarter ended December 31, 2017. Increases in net interest income of $1.1 million and non-interest income of $519 thousand were offset by increases in non-interest expense of $586 thousand and the provision for loan losses of $300 thousand. Significantly, the provision for income taxes for the fourth quarter of 2018 was $1.7 million less than the same prior year quarter due to a $1.9 million write-down of deferred tax assets at year end 2017 due to the enactment of The Tax Cuts and Jobs Act on December 22, 2017.

Net Interest Income.  Net interest income increased $1.1 million, or 17.8%, to $7.5 million for the quarter ended December 31, 2018, as compared to $6.4 million for the quarter ended December 31, 2017.  This increase was driven primarily by the increase in the average balances and rates of our loan portfolio, partially offset by higher interest expense from the increases in average balances and rates on deposits and borrowings.  The yield on earning assets for the quarter ended December 31, 2018 was 4.66%, an increase of 43 basis points from the comparable quarter in 2017.  Deposit and borrowing costs were 1.17% for the fourth quarter 2018, compared to 0.67% for the fourth quarter 2017.  The net interest margin was 3.80% for the 2018 fourth quarter, compared to 3.73% for the comparable 2017 quarter.

Loan Loss Provision.  Provision expense was $525 thousand for the quarter ended December 31, 2018, an increase of $300 thousand from the comparable quarter in 2017.  The reason for the higher provision was attributable to the significant growth in our indirect automobile portfolio.

Non-interest Income.   Non-interest income totaled $1.6 million for the quarter ended December 31, 2018, an increase of $519 thousand, or 50.3%, compared to the prior year period.  Service charges on deposit accounts increased $169 thousand, or 27.8%, compared to the quarter ended December 31, 2017, primarily due to an increase in deposit accounts and the impact of fee changes to deposit accounts made earlier in the year.  An increase of $306 thousand was due to a 2017 write-down of other real estate owned.

Non-interest Expense.  Non-interest expense totaled $6.9 million for the three months ended December 31, 2018, compared to $6.3 million for the three months ended December 31, 2017, an increase of $586 thousand.  Salaries and employee benefits increased $551 thousand due to additional employees and annual merit and benefit cost increases.  Professional fees increased $88 thousand as a result of payment for consulting services related to changes in our deposit providers.  Data processing costs increased $31 thousand and FDIC deposit insurance increased $55 thousand attributable to increased deposits.

Income Tax Provision.  Income tax provision decreased by $1.7 million in the fourth quarter 2018 as compared to 2017, associated with the change in the federal corporate tax rate from 34.0% to 21.0% and the resulting write-down in our deferred tax assets.  Our effective tax rate for the three months ended December 31, 2018 was 28.1% compared to 237.7% in 2017.

Year to Date Earnings

Net income for the year ended December 31, 2018 increased $1.4 million, or 45.1%, to $4.4 million compared to net income of $3.0 million for the year ended December 31, 2017. The increase was due to increased net interest income offset by decreased non-interest income and increased provision for loan losses and non-interest expenses. The decrease in the federal tax rate was a major contributor to the growth in net income.

Net Interest Income.  Net interest income increased $3.8 million, or 15.5%, to $28.4 million for the year ended December 31, 2018, as compared to $24.6 million in 2017.  The increase was largely due to increased loan income resulting from growth in our portfolio and increased yields partially offset by higher deposit volumes and costs.  Our earning asset yield was 4.59% for the year ended December 31, 2018 as compared to 4.17% in 2017, an increase of 42 basis points.  Deposit and borrowing costs increased 31 basis points to 0.96% in 2018 from 0.65% for 2017 driven by the increases in general market rates. The net interest margin was 3.87% for 2018, compared to 3.68% for 2017.

Loan Loss Provision.  Provision expense was $2.1 million for the year ended December 31, 2018, an increase of $1.2 million associated with the current loan mix, as well as the continued growth in the loan portfolio.

Non-interest Income.  Non-interest income totaled $5.2 million, a decrease of $2.9 million, or 35.7%, due mostly to a gain on sale of the insurance subsidiary in 2017 of $1.8 million and insurance related income in 2017 of $1.5 million.

Non-interest Expense.  For the year ended December 31, 2018, non-interest expenses increased $976 thousand to $26.1 million, as compared to $25.1 million in 2017.  Salaries and employee benefits increased $848 thousand, or 6.3%, attributable to annual salary merit and employee benefit increases and additions to staff.   FDIC insurance costs increased $51 thousand based on growth and higher assessment balances.  Professional fees increased $135 thousand, as the Company undertook a consulting project to improve efficiency and prepared for the subscription stock offering.  Advertising expense increased by $99 thousand and other real estate owned expense increased $75 thousand due to expenses to upgrade holdings for sale.  The Company also took an impairment loss on goodwill for Rhinebeck Asset Management of $95 thousand during the year.

Income Tax Provision.  Income tax provision decreased by $2.6 million for the year ended December 31, 2018 as compared to 2017, associated with the change in the federal corporate tax rate from 34.0% to 21.0% and other tax planning impacts.  Our effective tax rate for the year ended December 31, 2018 was 18.9% compared to 54.5% in 2017.

Balance Sheet Growth

Total assets were $882.4 million at December 31, 2018, representing an increase of $140.3 million or 18.9% compared to $742.1 million at December 31, 2017.  The increase was primarily related to an increase in the loan portfolio, although year end cash balances were about $41.0 million higher than anticipated due to the over-subscription of Rhinebeck Bancorp, Inc.’s stock offering.  Total liabilities increased $136.0 million due a deposit increase of $34.3 million and the subscription offering proceeds of $79.1 million.

Loans. Total loans receivable were $677.0 million at December 31, 2018, an increase of $110.7 million, or 19.5%, as compared to December 31, 2017. The primary increase was in our indirect automobile loans, which increased $82.3 million, or 38.3%, as we continue to grow that line of business. Commercial real estate loans increased $11.8 million, or 5.6%, to $223.0 million and commercial and industrial loans increased $15.6 million, or 23.0%, to $83.2 million.

Deposits. Deposits increased $34.3 million, or 5.3%, to $684.4 million at December 31, 2018.  Interest bearing transactional accounts grew 2.0%, or $6.8 million, to $356.9 million. Certificates of deposit increased $13.5 million, or 9.5%, to $155.7 million. Non-interest bearing balances increased 8.9% or $14.0 million finishing the year at $171.8 million. Mortgagors’ escrow accounts increased 6.1% to $7.7 million.

Borrowings. Advances from the FHLB increased $16.7 million from $14.9 million at December 31, 2017 to $31.6 million at December 31, 2018. We also increased our subordinated debt by $5 million or 97.0% to $10.2 million at December 31, 2018. During the last quarter, due to the influx of cash from potential subscribers in the stock offering, the Company’s balance sheet grew dramatically. During December the Company also borrowed $5 million which it down-streamed to the Bank in order to support its year end capital ratios.

Stockholders' Equity.  Stockholders' equity increased $4.3 million to $59.2 million, primarily due to earnings, partially offset by an increase of $58 thousand in accumulated other comprehensive loss on our available for sale securities and defined benefit pension plan.  At December 31, 2018, the Company's ratio of stockholders' equity-to-total assets was 6.72%, compared to 7.41% at December 31, 2017.

About Rhinebeck Bancorp

Rhinebeck Bancorp, Inc. is a Maryland corporation organized as the mid-tier holding company of Rhinebeck Bank (the “Bank”) and is itself the majority-owned subsidiary of Rhinebeck Bancorp, MHC. The Bank is a New York chartered stock savings bank which provides a full range of banking and financial services to consumer and commercial customers through its eleven branches and two offices located in Dutchess, Ulster, Orange, and Albany counties in New York State. Financial services including comprehensive brokerage, investment advisory services, financial product sales and employee benefits are offered through Rhinebeck Asset Management, a division of the Bank.

Basis of Forward Looking Statements

This press release contains certain forward-looking statements about Rhinebeck Bancorp, Inc., the Company, and the Bank.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may".  Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged. Rhinebeck Bancorp, Inc. undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

The Company's summary consolidated statements of income and financial condition and other data follow:

Rhinebeck Bancorp, MHC and Subsidiary

Consolidated Statement of Income

(Dollars in thousands)

(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2018	2017	2018	2017
Interest and dividend income:
Interest and fees on loans	$8,601	$6,628	$31,314	$25,366
Interest and dividends on securities	593	612	2,355	2,471
Other Income	47	2	61	50
Total interest and dividend income	9,241	7,242	33,730	27,887

Interest expense:
Interest expense on deposits	1,275	770	4,203	3,057
Interest expense on borrowings	445	90	1,117	243
Total interest expense	1,720	860	5,320	3,300

Net interest income	7,521	6,382	28,410	24,587

Provision for loan losses	525	225	2,100	900

Net interest income after provision for loan losses	6,996	6,157	26,310	23,687

Total non-interest income	1,551	1,032	5,181	8,057

Non-interest expenses:
Salaries and employee benefits	3,863	3,312	14,384	13,536
Occupancy and equipment	833	865	3,405	3,397
Data processing	311	280	1,162	1,159
Professional fees	298	210	933	798
Advertising	191	165	724	625
FDIC insurance	237	182	845	794
Other real estate owned expense	2	(28)	186	111
Amortization of intangible assets	11	10	42	67
Impairment of Goodwill	-	-	95	-
Other general and administrative	1,134	1,298	4,344	4,657
Total non-interest expenses	6,880	6,294	26,120	25,144

Income before income taxes	1,667	895	5,371	6,600

Provision for income taxes	469	2,127	1,014	3,598

Net income	$1,198	$(1,232)	$4,357	$3,002

Other Data:
Return on average assets (1)	0.56%	-0.67%	0.55%	0.41%
Return on average equity (1)	8.31%	-8.53%	7.82%	5.45%
Net interest margin (1)	3.80%	3.73%	3.87%	3.69%

Stockholders' equity to total assets at end of period	6.72%	7.67%	6.72%	7.67%
Effective tax rate	27.20%	237.70%	18.90%	55.00%
Nonperforming loans to total loans at end of period	0.84%	1.65%	0.84%	1.65%

(1)	Three month periods annualized.

Rhinebeck Bancorp, MHC and Subsidiary

Consolidated Statement of Financial Condition

(Dollars in thousands)

(Unaudited)

	December 31,
	2018	2017
Assets
Cash and due from banks	$50,590	$10,460
Available for sale securities (at fair value)	101,312	113,302
Held to maturity securities (fair value of $0 and $1,928, respectively)	-	1,914
Loans receivable (net of allowance for loan losses of $6,646 and $5,457, respectively)	678,402	566,178
Federal Home Loan Bank stock	1,883	1,108
Accrued interest receivable	2,523	2,149
Cash surrender value of life insurance	18,018	17,577
Deferred tax assets (net of valuation allowance of $1,085 and $982, respectively)	2,934	3,021
Premises and equipment, net	17,040	17,025
Other real estate owned	1,685	2,233
Goodwill	1,410	1,505
Intangible assets, net	284	326
Other assets	6,342	5,305

Total assets	$882,423	$742,103

Liabilities and Capital
Liabilities
Deposits
Noninterest bearing	$171,829	$157,828
Interest bearing	512,589	492,277
Total deposits	684,418	650,105
Mortgagors' escrow accounts	7,725	7,284
Advances from the Federal Home Loan Bank	31,598	14,900
Other borrowings	5,000	-
Subordinated debt	5,155	5,155
Subscription offering proceeds	79,142	-
Accrued expenses and other liabilities	10,108	9,682
Total liabilities	823,146	687,126

Stockholders' Equity
Common stock (par value $0.01 per share; 100 shares)	-	-
Additional paid-in capital	100	100
Retained earnings	66,190	61,832
Accumulated other comprehensive loss:
Net unrealized loss on available for sale securities, net of taxes	(2,576)	(2,322)
Defined benefit pension plan, net of taxes	(4,437)	(4,633)
Total accumulated other comprehensive loss	(7,013)	(6,955)
Total stockholders' equity	59,277	54,977

Total liabilities and stockholders' equity	$882,423	$742,103

SOURCE Rhinebeck Bancorp, Inc.

Related Links

http://www.Rhinebeckbank.com